Contact:	Ruth Pachman/Michael Herley	Mark A. Ricca
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(212) 360-8820

CARVER BANCORP, INC. REPORTS THIRD QUARTER FISCAL YEAR 2012 RESULTS

New York, New York, February 14, 2012 Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for the three and nine month periods ended December 31, 2011, and the third quarter of its fiscal year ended March 31, 2012 (“fiscal 2012”).

The Company reported a net loss of $0.7 million or a loss per share of $0.26 for the third quarter of fiscal 2012, compared to a net loss of $8.2 million or a loss per share of $49.58, for the prior year period.

“Carver continues to make meaningful progress addressing problem assets, as evidenced by the 18% reduction in non-performing assets during the quarter” said Chairman and CEO Deborah C. Wright. “The improvement was driven by an 8% drop in non-performing loans and a 43% decrease in loans Held for Sale (HFS). Repayments from home sales in our construction portfolio also continue. Our performance was further bolstered by a $1.7 million recovery from repayment of a construction loan.”

Ms. Wright continued: “As a result of our previously reported $55 million capital raise, Carver's capital level continues to exceed regulatory requirements, with a Tier 1 leverage capital ratio of 10.30% versus the required 9.00%, and a total risk-based capital ratio of 17.11% versus the required 13.00%.”
“We continue to experience net interest income erosion caused principally by a reduction in the loan portfolio, and to a lesser extent, by the low interest rate environment compressing industry net interest margins. We are focused on increasing earnings through rebuilding Carver's loan portfolio, though this task will take time given the challenging lending environment. We are also working to increase fee income, principally through ‘Carver Community Cash’, our well received product line designed to serve the unbanked, noted Ms. Wright.”
Income Statement Highlights

Third Quarter Results
The Company reported a net loss for the three months ended December 31, 2011 of $0.7 million compared to a net loss of $8.2 million for the prior year period. The primary drivers of the current quarter loss are valuation adjustments and charge offs taken to reflect loans HFS at the lower of cost or market.
Net Interest Income
Interest income decreased $1.7 million, or 19.7%, to $6.9 million in the third quarter, compared to the prior year quarter, the variance primarily attributed to a $110.8 million (15.94%) decrease in the average balance of interest earning assets. Interest income also decreased due to a decline in yield. The average yield on mortgage-backed securities fell 64 basis points to 2.52% from 3.16% during the quarter as higher yielding securities experienced early payoffs. The average yield on loans fell 18 basis points to 5.06% from 5.24%. The decline in average loan balances was the direct result of management's continuing efforts to reduce the level of non-performing real estate loans through transfer to HFS and ultimately disposition through sales. The reduction in real estate loans will continue over the next several quarters until troubled debt restructures are complete and the Company rebuilds its loan production capacity.
Interest expense decreased $0.4 million, or 20.3%, to $1.9 million for the third quarter, compared to $2.3 million for the prior year quarter. The decrease was primarily due to a decline in deposit interest expense and borrowings that matured during the quarter.

Provision for Loan Losses
The Company recorded a $0.1 million provision for loan losses for the third quarter compared to $6.2 million for the prior year quarter. For the three months ended December 31, 2011, net charge-offs of $1.1 million were recognized during the period compared to $2.3 million in the prior period. Charge-offs totaling $2.7 million were recognized on loans reclassified to held for sale at fair market value. These charges were partially offset by a $1.7 million recovery on a construction loan which paid off during the quarter.

Non-interest Income
Non-interest income decreased $1.2 million, or 68.1%, to $0.6 million for the third quarter, compared to $1.7 million for the prior year quarter, primarily due to $0.4 million of non-recurring fees that were earned on New Market Tax Credit (NMTC) transactions in the prior period and $0.5 million of held for sale valuation adjustments taken in the current period.

Non-interest Expense
Non-interest expense increased $0.1 million to $7.8 million compared to $7.7 million in the prior year quarter. Higher employee compensation and benefits were offset by lower consulting fees.

Income Taxes
The income tax benefit was $1.0 million for the third quarter compared to an expense of $2.3 million for the prior year period. The income tax benefit in the quarter is primarily due to net operating loss carrybacks that were the result of management reevaluating its tax position in light of the change in control and the company finalizing its current tax returns.

Nine Month Results

The Company reported a net loss for the nine months ended December 31, 2011 of $16.3 million compared to a net loss of $34.0 million for the prior year period. The net loss is primarily the result of $12.3 million in provision for loan losses which is $8 million less than the provision recorded in the prior year period and the reserve taken against the deferred tax asset in the prior year period.
Net Interest Income
Interest income decreased $6.0 million in the nine month period, compared to the prior year period, due to the drop in yields on interest bearing assets and the decrease in the average balance of interest earning assets. $3.8 million of the decrease in interest income was due to lower average balances and $2.2 million was due to lower yields. The average yield on mortgaged-backed securities fell 106 basis points to 2.79% from 3.85%. The average yield on loans fell 46 basis points to 4.91% from 5.37%. The current low interest rate environment, combined with the reduction in interest earning assets, continues to negatively impact interest income.
Interest expense decreased $1.8 million, or 24.4%, to $5.6 million in the nine month period, compared to $7.4 million in the prior year period. The decrease was primarily due to a decline in deposit interest expense of $1.4 million. $0.4 million of the decline was attributed to borrowings which were repaid at maturity during the period.

Provision for Loan Losses
The Company recorded a $12.3 million provision for loan losses for the nine month period, compared to $20.3 million for the prior year period. For the nine months ended December 31, 2011, net charge-offs were $15.0 million compared to net charge-offs of $11.0 million for the prior year period, as the Company moved non-performing loans into held for sale.

Non-interest Income
Non-interest income decreased $3.4 million, or 57.6%, to $2.5 million for the nine month period, compared to $5.8 million for the prior year period. The decline is primarily due to $1.7 million of non-recurring fees that were earned on New Market Tax Credit (NMTC) transactions and $0.8 million gain on sale of securities in the prior period. In addition the current period recognized a valuation adjustment on loans HFS of $0.9 million.

Non-interest Expense
Non-interest expense remained flat at $22.7 million during the period as higher employee compensation and benefits were offset by lower consulting expenses.

Income Taxes
The income tax benefit was $0.9 million for the nine month period compared to an expense of $17.0 million for the prior year period. The income tax benefit in the quarter is primarily due to net operating loss carrybacks that were the result of management reevaluating its tax position in light of the change in control and the company finalizing its current tax returns.

Financial Condition Highlights
At December 31, 2011, total assets decreased $38.5 million, or 5.4%, to $670.7 million compared to $709.2 million at March 31, 2011. Total loans receivable decreased $122.1 million, investment securities decreased $4.0 million and premises and equipment decreased by $1.2 million. These decreases were partially offset by cash and cash equivalents and restricted cash which increased $69 million, loans held for sale increased by $13.3 million, the loan loss provision increased by $2.7 million, and other assets increased by $3.7 million.

Cash and cash equivalents and restricted cash increased $69 million, to $113.1 million at December 31, 2011, compared to $44.1 million at March 31, 2011. This increase was primarily driven by the capital raise inflow of $55 million, net loan payoffs, pay downs and sales of $108.6 million, which were offset by repayment of institutional deposits totaling $75.5 million and loan originations of $19.3 million. Total securities decreased $4.0 million, or 5.7%, to $67.2 million at December 31, 2011, compared to $71.2 million at March 31, 2011. This change reflects an increase of $2.2 million in available-for-sale securities and $6.2 million decrease in held-to-maturity securities as the Company reinvested funds received from calls on held to maturity securities back into the available for sale portfolio.

Total loans receivable decreased $122.1 million, or 21.0%, to $458.2 million at December 31, 2011, compared to $580.3 million at March 31, 2011. $79.5 million of principal repayments across all loan classifications contributed to the majority of the decrease, with the largest impact from Commercial Real Estate, Construction and Business loans. Additionally $40.2 million of loans were transferred from held for investment to held for sale. Principal charge offs for the nine month period totaled $14.5 million. The decreases were offset by loan originations and advances of $19.3 million in the nine month period.

Loans held for sale increased $13.3 million during the nine month period. The Company has taken aggressive steps in working out its problem loans. During the period the portfolio increased $40.2 million which was offset by $26.9 million of sales and paydowns.

Total liabilities decreased $73.7 million, or 10.8%, to $607.8 million at December 31, 2011, compared to $681.5 million at March 31, 2011.

Deposits decreased $75.5 million, or 13.5%, to $485.2 million at December 31, 2011, compared to $560.7 million at March 31, 2011. Certificates of deposit and NOW balances have declined due to reductions in institutional deposits.

Advances from the FHLB-NY and other borrowed money increased $0.8 million, or 0.7%, to $113.4 million at December 31, 2011, compared to $112.6 million at March 31, 2011.

Total equity increased $35.2 million, or 126.9%, to $62.9 million$0.0 million at December 31, 2011, compared to $27.7 million at March 31, 2011. The key component of this increase was a $55 million capital raise closed on June 29, 2011 as previously reported in Form 8-K filed with the Securities and Exchange Commission on June 29, 2011. The increase in equity from the capital raise was partially offset by expenses of approximately $3.6 million related to the capital raise and the net loss for the nine month period of $16.3 million.

Asset Quality
At December 31, 2011, non-performing assets totaled $93.9 million, or 14.0% of total assets compared to $118.6 million or 17.5% of total assets at September 30, 2011. Non-performing assets at December 31, 2011 were comprised of $47.8 million of loans 90 days or more past due and non-accruing, $18.9 million of loans classified as a troubled debt restructuring, $2.6 million of loans that are either performing or less than 90 days past due and have been deemed to be impaired, $2.2 million of Real Estate Owned (REO) and $22.5 million of loans classified as HFS.

The allowance for loan losses was $20.4 million at December 31, 2011, which represents a ratio of the allowance for loan losses to non-performing loans of 29.46% compared to 27.15% at September 30, 2011. The ratio of the allowance for loan losses to total loans was 4.45% at December 31, 2011 compared to 4.38% at September 30, 2011.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank, founded in 1948 to serve African-American communities whose residents, businesses and institutions had limited access to mainstream financial services. Carver, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Manhattan and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)
	December 31,	March 31,
ASSETS	2011	2011
Cash and cash equivalents:
Cash and due from banks	$104,854	$36,725
Money market investments	1,821	7,352
Total cash and cash equivalents	106,675	44,077
Restricted cash	6,415	—
Investment securities:
Available-for-sale, at fair value	55,712	53,551
Held-to-maturity, at amortized cost (fair value of $12,203 and $18,124 at December 31, 2011 and March 31, 2011, respectively)	11,509	17,697
Total investments	67,221	71,248

Loans held-for-sale (“HFS”)	22,490	9,205

Loans receivable:
Real estate mortgage loans	410,848	525,894
Commercial business loans	46,077	53,060
Consumer loans	1,252	1,349
Loans, net	458,177	580,303
Allowance for loan losses	(20,411)	(23,147)
Total loans receivable, net	437,766	557,156
Premises and equipment, net	9,878	11,040
Federal Home Loan Bank of New York (“FHLB-NY”) stock, at cost	3,969	3,353
Accrued interest receivable	2,354	2,854
Other assets	13,970	10,282
Total assets	670,738	709,215

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
Savings	101,447	106,906
Non-Interest Bearing Checking	74,871	123,706
NOW	27,174	27,297
Money Market	85,077	74,329
Certificates of Deposit	196,626	228,460
Total Deposits	485,195	560,698
Advances from the FHLB-New York and other borrowed money	113,437	112,641
Other liabilities	9,206	8,159
Total liabilities	607,838	681,498

Stockholders' equity:
Preferred stock, (par value $0.01, per share), 45,118 Series D shares, with a liquidation preference of $1,000 per share, issued and outstanding	45,118	—
Preferred stock (par value $0.01 per share, 2,000,000 shares authorized; 18,980 Series B shares, with a liquidation preference of $1,000 per share, issued and outstanding.	—	18,980
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 3,697,264 and 168,312 shares issued; 3,697,264 and 165,618 shares outstanding at December 31, 2011 and March 31, 2011, respectively)	61	25
Additional paid-in capital	53,896	27,026
Accumulated deficit	(37,944)	(21,464)
Non-controlling interest	2,237	4,038
Treasury stock, at cost (2,090 shares at December, 2011 and 2,695 and March 31, 2011, respectively)	(447)	(569)
Accumulated other comprehensive loss	(21)	(319)
Total stockholders equity	62,900	27,717
Total liabilities and stockholders equity	670,738	709,215

(*) Common stock shares reflect 1 for 15 reverse stock split which was effective on October 27, 2011

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Interest Income:
Loans	$6,416	$8,021	$20,076	$25,656
Mortgage-backed securities	279	460	1,018	1,572
Investment securities	114	105	340	263
Money market investments	102	19	151	77
Total interest income	6,911	8,605	21,585	27,568

Interest expense:
Deposits	1,069	1,366	3,012	4,386
Advances and other borrowed money	785	960	2,560	2,984
Total interest expense	1,854	2,326	5,572	7,370

Net interest income	5,057	6,279	16,013	20,198
Provision for loan losses	113	6,242	12,290	20,318
Net interest income after provision for loan losses	4,944	37	3,723	(120)

Non-interest income:
Depository fees and charges	740	725	2,212	2,224
Loan fees and service charges	203	183	689	618
Gain on sale of securities, net	—	1	—	764
Gain on sale of loans, net	19	(1)	154	7
New Market Tax Credit ("NMTC") fees	—	473	—	1,654
Lower of Cost or market adjustment on loans held for sale	(530)	—	(905)	—
Other	121	349	323	569
Total non-interest income	553	1,730	2,473	5,836

Non-interest expense:
Employee compensation and benefits	3,006	2,664	9,188	8,771
Net occupancy expense	903	928	2,805	2,880
Equipment, net	545	587	1,625	1,672
Consulting fees	165	498	370	1,043
Federal deposit insurance premiums	368	502	1,177	1,253
Other	2,789	2,459	7,531	7,120
Total non-interest expense	7,776	7,638	22,696	22,739

Loss before income taxes	(2,279)	(5,871)	(16,500)	(17,023)
Income tax (benefit)/expense	(1,004)	2,317	(927)	17,018
Non Controlling interest, net of taxes (1)	(595)	—	687	—
Net loss	(680)	(8,188)	(16,260)	(34,041)

Loss per common share:
Basic (*)	$(0.26)	$(49.58)	$(16.81)	$(207.67)

(1)The Company has adjusted the non-controlling interest, net of taxes in the Consolidated Statements of Operations for the three and nine months ended December 31, 2011 to adjust for an overstatement of non-controlling interest, net of taxes in the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, resulting in an overstatement of the net loss. The non-controlling interest, net of taxes reported for each of these periods was overstated by approximately $238 thousand.

(*) Common stock shares for all periods presented reflects a 1 for 15 reverse stock split which was effective on October 27, 2011

CARVER BANCORP, INC. AND SUBSIDIARIES
Non Performing Asset Table
(In thousands)

	December 2011	September 2011	June 2011	March 2011	December 2010
Loans accounted for on a non-accrual basis (1):
Gross loans receivable:
One-to-four family	$12,863	$14,335	$16,421	$15,993	$16,290
Multi-family	2,619	9,106	9,307	6,786	14,076
Commercial real estate	26,313	16,088	25,893	10,078	12,231
Construction	17,651	31,526	54,425	37,218	40,060
Business	9,825	7,831	9,159	7,289	7,471
Consumer	4	36	22	42	20
Total non-performing loans	$69,275	$78,922	$115,227	$77,406	$90,148

Other non-performing assets (2):
Real estate owned	$2,183	$275	$237	$564	$—
Loans held for sale	22,490	39,369	18,068	9,205	1,700
Total other non-performing assets	24,673	39,644	18,305	9,769	1,700
Total non-performing assets (3):	$93,948	$118,566	$133,532	$87,175	$91,848

Accruing loans contractually past due > 90 days (4):	$—	$—	$—	$—	$—

Non-performing loans to total loans	15.12%	16.14%	21.18%	13.34%	14.97%
Non-performing assets to total assets	14.01%	17.49%	19.68%	12.29%	12.35%

(1) Non-accrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management the collection of additional interest and/or principal is doubtful. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the ability to collect on the loan.

(2) Other non-performing assets generally represent loans that the Bank is in the process of selling and has designated held for sale or property acquired by the Bank in settlement of loans less costs to sell (i.e., through foreclosure, repossession or as an in-substance foreclosure).  These assets are recorded at the lower of their cost or fair value.

(3) Troubled debt restructured loans performing in accordance with their modified terms for less than six months and those not performing in accordance with their modified terms are considered non-accrual and are included in the non-accrual category in the table above. At December 31, 2011 there were $3.1 million TDR loans that had performed in accordance with their modified terms for a period of at least six months. These loans are generally considered performing loans and are not presented in the table above.

(4) Loans 90 days or more past due and still accruing, which were not included in the non-performing category, are presented in the above table.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)

	For the Three Months Ended December 31,
	2011			2010
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$507,153	$6,416	5.06%	$612,171	$8,021	5.24%
Mortgaged-backed securities	44,246	279	2.52%	58,192	460	3.16%
Investment securities	23,554	81	1.38%	14,563	30	0.82%
Restricted Cash Deposit	6,397	—	0.03%	—	—	—%
Equity securities (2)	2,707	131	19.20%	3,388	88	10.39%
Other investments and federal funds sold	620	4	2.56%	7,208	6	0.33%
Total interest-earning assets	584,677	6,911	4.73%	695,522	8,605	4.95%
Non-interest-earning assets	70,173			53,562
Total assets	$654,850			$749,084

Interest Bearing Liabilities:
Deposits:
Now demand	$27,191	11	0.16%	$41,456	22	0.21%
Savings and clubs	102,960	68	0.26%	106,629	71	0.27%
Money market	83,690	251	1.19%	69,227	187	1.08%
Certificates of deposit	193,358	728	1.49%	301,774	1,077	1.43%
Mortgagors deposits	2,309	11	1.89%	2,696	9	1.28%
Total deposits	409,508	1,069	1.04%	521,782	1,366	1.05%
Borrowed money	88,679	785	3.51%	112,538	960	3.41%
Total interest-bearing liabilities	498,187	1,854	1.48%	634,320	2,326	1.47%
Non-interest-bearing liabilities:
Demand	84,585			67,995
Other liabilities	8,449			11,470
Total liabilities	591,221			713,785
Minority Interest	—			—
Stockholders' equity	63,629			35,299
Total liabilities & stockholders' equity	$654,850			$749,084
Net interest income		$5,057			$6,279

Average interest rate spread			3.25%			3.48%

Net interest margin			3.46%			3.61%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)

	For the Nine Months Ended December 31,
	2011			2010
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$545,267	$20,076	4.91%	$636,849	$25,656	5.37%
Mortgaged-backed securities	48,631	1,018	2.79%	54,380	1,572	3.85%
Investment securities	21,743	218	1.34%	11,470	110	1.28%
Restricted Cash Deposit	6,969	2	0.03%	—	—	—%
Equity securities (2)	2,915	259	11.80%	3,621	213	7.81%
Other investments and federal funds sold	26	12	59.54%	4,196	16	0.51%
Total interest-earning assets	625,552	21,585	4.60%	710,516	27,568	5.17%
Non-interest-earning assets	49,847			78,893
Total assets	$675,399			$789,409

Interest Bearing Liabilities:
Deposits:
Now demand	26,451	32	0.16%	48,513	85	0.23%
Savings and clubs	105,112	208	0.26%	110,655	217	0.26%
Money market	76,232	608	1.06%	70,000	602	1.15%
Certificates of deposit	198,780	2,135	1.43%	310,379	3,450	1.49%
Mortgagors deposits	2,392	30	1.66%	2,707	32	1.58%
Total deposits	408,967	3,012	0.98%	542,254	4,386	1.08%
Borrowed money	99,806	2,561	3.41%	117,036	2,984	3.41%
Total interest-bearing liabilities	508,773	5,573	1.45%	659,290	7,370	1.49%
Non-interest-bearing liabilities:
Demand	103,069			65,543
Other liabilities	8,162			9,278
Total liabilities	620,004			734,111
Minority Interest	—			—
Stockholders' equity	55,395			55,298
Total liabilities & stockholders' equity	$675,399			$789,409
Net interest income		16,012			20,198

Average interest rate spread			3.15%			3.68%

Net interest margin			3.41%			3.79%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS

	Three Months Ended				Nine Months Ended
	December 31,				December 31,
Selected Statistical Data:	2011		2010		2011		2010

Return on average assets (1)	(0.42)%		(4.37)%		(4.81)%		(5.75)%
Return on average equity (2)	(4.27)%		(92.78)%		(58.71)%		(82.05)%
Net interest margin (3)	3.46%		3.61%		3.41%		3.79%
Interest rate spread (4)	3.25%		3.48%		3.15%		3.68%
Efficiency ratio (5)	138.60%		95.36%		122.77%		87.34%
Operating expenses to average assets (6)	4.75%		4.08%		6.72%		3.84%
Average equity to average assets (7)	9.72%		4.71%		8.20%		7.01%

Average interest-earning assets to average interest-bearing liabilities	1.17	x	1.10	x	1.23	x	1.08	x

Net loss per share (*)	$(0.26)		$(49.58)		$(16.81)		$(207.67)
Average shares outstanding (*)	2,621,340		165,619		984,348		165,557
Cash dividends	$—		$—		$—		$0.025

	December 31
	2011		2010
Capital Ratios:
Tier I leverage capital ratio (8)	10.30%		6.36%
Tier I risk-based capital ratio (8)	14.76%		8.64%
Total risk-based capital ratio (8)	17.11%		10.82%

Asset Quality Ratios:
Non performing assets to total assets (9)	14.01%		12.12%
Non performing loans to total loans receivable (9)	15.12%		14.97%
Allowance for loan losses to total loans receivable	4.45%		3.54%
Allowance for loan losses to non-performing loans	29.46%		23.65%

(1) Net loss, annualized, divided by average total assets.
(2) Net loss, annualized, divided by average total equity.
(3) Net interest income, annualized, divided by average interest-earning assets.
(4) Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5) Operating expenses divided by sum of net interest income plus non-interest income.
(6) Non-interest expenses, annualized, divided by average total assets.
(7) Average equity divided by average assets for the period ended.
(8) These ratios reflect consolidated bank only.
(9) Non performing assets consist of non-accrual loans, and real estate owned
(*) Common stock shares for all periods presented reflects a 1 for 15 reverse stock split which was effective on October 27, 2011